Exhibit 99.1

Newell Brands Announces First Quarter 2019 Results

Delivers Significant Operating Margin Improvement and Strengthened Operating Cash Flow

Completed Divestitures of Process Solutions and Rexair Businesses

Reaffirms 2019 Full Year Guidance

HOBOKEN, NJ – May 3, 2019 – Newell Brands (NASDAQ: NWL) today announced its first quarter 2019 financial results.

“We have had a good start to the year and are encouraged by the improvement in results in the first quarter,” said Michael Polk, Newell Brands President and Chief Executive Officer. “Sales were at the higher-end of our expectations, operating margins increased as a result of disciplined cost management, normalized EPS was well ahead of our expectations, and operating cash flow was significantly improved versus last year. We have taken decisive action to strengthen performance and those actions are beginning to yield results. As expected, U.S. retailer headwinds associated with the Toys ‘R’ Us bankruptcy and the Writing industry retailer landscape have begun to moderate as we exit the first quarter, setting up what we believe will be a more constructive environment for the balance of 2019.”

First Quarter 2019 Executive Summary

•

Net sales from continuing operations were $1.7 billion, a decline of 5.5 percent compared with $1.8 billion in the prior year period, primarily reflecting the impact of unfavorable foreign exchange and a decline in core sales.

•	Core sales from continuing operations declined 2.4 percent from the prior year period.

•	Reported operating margin was 0.9 percent compared with negative 1.5 percent in the prior year period. Normalized operating margin was 4.3 percent compared to 2.5 percent in the prior year period.

•	Reported diluted loss per share for the total company was $0.36 compared with reported diluted earnings per share of $0.11 in the prior year period.

•	Normalized diluted earnings per share for the total company were $0.14, compared with $0.28 in the prior year period.

•	Operating cash flow was a use of $200 million, an improvement of $202 million versus a year ago.

•	The company announced divestitures of two businesses, Process Solutions and Rexair, for combined after-tax proceeds of approximately $735 million, both of which were completed on May 1, 2019.

First Quarter 2019 Operating Results

Net sales were $1.7 billion, compared to $1.8 billion in the prior year period, a 5.5 percent decline primarily attributable to the impact of foreign exchange and a decline in core sales.

221 River Street	NASDAQ: NWL
Hoboken, NJ 07030	www.newellbrands.com
+1 (201) 610-6600		1

Reported gross margin was 31.8 percent compared with 33.4 percent in the prior year period, as pricing, productivity, and lower restructuring costs were more than offset by the headwinds from foreign exchange, tariffs and inflation. Normalized gross margin was 31.9 percent compared with 33.3 percent in the prior year period.

Reported operating income was $15.0 million, or 0.9 percent of net sales, compared with a reported operating loss of $26.4 million, or negative 1.5 percent of net sales, in the prior year period, as the benefit from a reduction in overhead costs more than offset the negative impact of foreign exchange, tariffs and inflation. Normalized operating income was $73.0 million compared with $44.8 million in the prior year period. Normalized operating margin was 4.3 percent compared to 2.5 percent in the prior year period.

The company reported a tax benefit of $16.7 million, compared with a benefit of $86.4 million in the prior year period. The normalized tax benefit was $6.8 million compared with a benefit of $69.9 million in the prior year period.

The company recorded a $175 million pre-tax non-cash impairment charge in discontinued operations primarily related to the write-down of the carrying value of the net assets of certain held for sale businesses based on their estimated fair value.

The company reported a net loss of $151 million compared with net earnings of $53.3 million in the prior year period. Reported diluted loss per share for the total company was $0.36 compared with diluted earnings per share of $0.11 in the prior year period.

Normalized net income for the total company was $60.9 million, or $0.14 diluted earnings per share, compared with $138 million, or $0.28 diluted earnings per share, in the prior year period.

Operating cash flow was a use of $200 million compared with a use of $402 million in the prior year period.

An explanation of non-GAAP measures and a reconciliation of these non-GAAP results to GAAP measures is included in the tables attached to this release.

First Quarter 2019 Operating Segment Results

The Learning & Development segment generated net sales of $581 million compared with $607 million in the prior year period, as strong core sales growth in the Writing division was more than offset by the impact of unfavorable foreign exchange and a core sales decline for the Baby division related to the continued impact of the Toys ‘R’ Us liquidation, which was announced in March 2018. Core sales declined 1.5 percent as compared with the prior year period. The company generated approximately $40 million in sales at Toys ‘R’ Us in the first quarter of 2018. Reported operating income was $88.5 million compared with $66.2 million in the prior year period. Reported operating margin was 15.2 percent compared with 10.9 percent in the prior year period. Normalized operating income was $94.0 million versus $90.2 million in the year-ago period. Normalized operating margin was 16.2 percent compared with 14.9 percent in the prior year period.

The Food & Appliances segment generated net sales of $504 million compared with $534 million in the prior year period, primarily due to the impact of unfavorable foreign exchange and a core sales decline of 2.7 percent, largely attributable to reduced promotional activity and a comparison with the prior year’s sell-in associated with an SAP implementation in Latin America. Reported operating income was $9.3 million compared with $13.4 million in the prior year period. Reported operating margin was 1.8 percent compared with 2.5 percent in the prior year period. Normalized operating income was $21.0 million versus $21.7 million in the prior year period. Normalized operating margin was 4.2 percent compared with 4.1 percent in the prior year period.

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Hoboken, NJ 07030	www.newellbrands.com
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The Home & Outdoor Living segment generated net sales of $627 million compared with $670 million in the prior year period, with the change primarily attributable to the impact of unfavorable foreign exchange, the exit of approximately 60 underperforming Yankee Candle retail stores and a core sales decline of 2.9 percent, largely driven by lost distribution for Coleman at a key U.S. retailer and declines in the remaining home fragrance retail stores. The segment reported an operating loss of $1.5 million compared with operating income of $7.8 million in the prior year period. Reported operating margin was a negative 0.2 percent compared with 1.2 percent in the prior year period. Normalized operating income was $12.3 million compared with $20.9 million in the prior year period. Normalized operating margin was 2.0 percent compared with 3.1 percent in the prior year.

Outlook for Full Year and Second Quarter 2019

The company reaffirmed its full year outlook and initiated its second quarter outlook as follows:

Full Year 2019 Outlook
Net Sales	$8.2 to $8.4 billion
Core Sales	Low single digit decline
Normalized Operating Margin	20 to 60 bps improvement
Total Company Normalized EPS	$1.50 to $1.65
Total Company Operating Cash Flow	$300 to $500 million

Q2 2019 Outlook
Net Sales	$2.1 to $2.15 billion
Core Sales	flat to down 2%
Normalized Operating Margin	flat to down 60 bps
Total Company Normalized EPS	$0.34 to $0.38

The company’s net sales, core sales and normalized operating margin outlook reflects expected results from continuing operations only. Normalized earnings per share and operating cash flow guidance reflects the total company outlook. Full year operating cash flow guidance continues to assume approximately $200 million in cash taxes and transaction costs related to divestitures and more than $200 million of restructuring and related cash costs.

The company has presented forward-looking statements regarding core sales, normalized earnings per share for the total company and normalized operating margin on continuing operations. These non–GAAP financial measures are derived by excluding certain amounts, expenses or income from the corresponding financial measures determined in accordance with GAAP. The determination of the amounts that are excluded from these non-GAAP financial measures is a matter of management judgment and depends upon, among other factors, the nature of the underlying expense or income amounts recognized in a given period. We are unable to present a quantitative reconciliation of forward-looking full year core sales, normalized earnings per share for the total company or normalized operating margin on continuing operations to their most directly comparable forward-looking GAAP financial measures because such information is not available and management cannot reliably predict all of the necessary components of such GAAP measures without unreasonable effort or expense. In addition, we believe such reconciliations would imply a degree of precision that would be confusing or misleading to investors. The unavailable information could have a significant impact on the company’s full-year 2019 financial results. These non-GAAP financial measures are preliminary estimates and are subject to risks and uncertainties, including, among others, changes in connection with quarter-end and year-end adjustments. Any variation between the company’s actual results and preliminary financial data set forth above may be material.

221 River Street	NASDAQ: NWL
Hoboken, NJ 07030	www.newellbrands.com
+1 (201) 610-6600		3

Conference Call

The company’s first quarter 2019 earnings conference call will be held today, May 3, 2019, at 8:30 a.m. ET. A link to the webcast is provided under Events & Presentations in the Investors section of Newell Brands’ website at www.newellbrands.com. A webcast replay will be made available in the Quarterly Earnings section of the company’s website.

Non-GAAP Financial Measures

This release contains non-GAAP financial measures within the meaning of Regulation G promulgated by the U.S. Securities and Exchange Commission and includes a reconciliation of these non-GAAP financial measures to the most directly comparable financial measures calculated in accordance with GAAP.

The company uses certain non-GAAP financial measures that are included in this press release and the additional financial information both to explain its results to stockholders and the investment community and in the internal evaluation and management of its businesses. The company’s management believes that these non-GAAP financial measures and the information they provide are useful to investors since these measures (a) permit investors to view the company’s performance using the same tools that management uses to evaluate the company’s past performance, reportable business segments and prospects for future performance and (b) determine certain elements of management’s incentive compensation.

The company’s management believes that core sales provides a more complete understanding of underlying sales trends by providing sales on a consistent basis as it excludes the impacts of acquisitions, planned and completed divestitures, retail store openings and closings, certain market exits, and changes in foreign exchange from year-over-year comparisons. The effect of changes in foreign exchange on 2019 reported sales is calculated by applying the prior year average monthly exchange rates to the current year local currency sales amounts (excluding acquisitions and divestitures), with the difference between the 2019 reported sales and the constant currency sales presented as the foreign exchange impact increase or decrease in core sales. The company’s management believes that “normalized” gross margin, “normalized” SG&A expense, “normalized” operating income, “normalized” operating margin, “normalized” net income, “normalized” diluted earnings per share, “normalized” interest and “normalized” tax rates, which exclude restructuring and restructuring-related expenses and one-time and other events such as costs related to the extinguishment of debt, certain tax benefits and charges, impairment charges, pension settlement charges, divestiture costs, costs related to the acquisition, integration and financing of acquired businesses, amortization of intangible assets associated with acquisitions and certain other items, are useful because they provide investors with a meaningful perspective on the current underlying performance of the company’s core ongoing operations.

The company determines the tax effect of the items excluded from normalized diluted earnings per share by applying the estimated effective rate for the applicable jurisdiction in which the pre-tax items were incurred, and for which realization of the resulting tax benefit, if any, is expected. In situations in which an item excluded from normalized results impacts income tax expense, the company uses a “with” and “without” approach to determine normalized income tax expense.

While the company believes these non-GAAP financial measures are useful in evaluating the company’s performance, this information should be considered as supplemental in nature and not as a substitute for or superior to the related financial information prepared in accordance with GAAP. Additionally, these non-GAAP financial measures may differ from similar measures presented by other companies.

221 River Street	NASDAQ: NWL
Hoboken, NJ 07030	www.newellbrands.com
+1 (201) 610-6600		4

About Newell Brands

Newell Brands (NASDAQ: NWL) is a leading global consumer goods company with a strong portfolio of well-known brands, including Paper Mate®, Sharpie®, Dymo®, EXPO®, Parker®, Elmer’s®, Coleman®, Marmot®, Oster®, Sunbeam®, FoodSaver®, Mr. Coffee®, Graco®, Baby Jogger®, NUK®, Calphalon®, Rubbermaid®, Contigo®, First Alert®, and Yankee Candle®. For hundreds of millions of consumers, Newell Brands makes life better every day, where they live, learn, work and play.

This press release and additional information about Newell Brands are available on the company’s website, www.newellbrands.com.

Investor Contact:	Media Contact:
Nancy O’Donnell	Claire-Aude Staraci
SVP, Investor Relations and Corporate Communications	Director, External Communications
+1 (201) 610-6857	+1 (201) 610-6717
nancy.odonnell@newellco.com	claireaude.staraci@newellco.com

Caution Concerning Forward-Looking Statements

Some of the statements in this press release and its exhibits, particularly those anticipating future financial performance, business prospects, growth, operating strategies and similar matters, are forward- looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. These statements generally can be identified by the use of words and phrases such as “intend,” “anticipate,” “believe,” “estimate,” “project,” “target,” “plan,” “expect,” “setting up,” beginning to,” “will,” “should,” “would” or similar statements. We caution that forward-looking statements are not guarantees because there are inherent difficulties in predicting future results. In addition, there are no assurances that we will complete any or all of the potential transactions or other initiatives referenced above. Actual results may differ materially from those expressed or implied in the forward-looking statements. Important factors that could cause actual results to differ materially from those suggested by the forward-looking statements include, but are not limited to:

•	our dependence on the strength of retail, commercial and industrial sectors of the economy in various parts of the world;

•	competition with other manufacturers and distributors of consumer products;

•	major retailers’ strong bargaining power and consolidation of our customers;

•	our ability to improve productivity, reduce complexity and streamline operations;

•	future events that could adversely affect the value of our assets and/or stock price and require additional impairment charges;

•	our ability to remediate the material weakness in our internal control over financial reporting and maintain effective internal control reporting;

•	our ability to develop innovative new products, to develop, maintain and strengthen end-user brands and to realize the benefits of increased advertising and promotion spend;

•	risks related to our substantial indebtedness, a potential increase in interest rates or changes in our credit ratings;

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Hoboken, NJ 07030	www.newellbrands.com
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•	our ability to effectively accelerate our transformation plan and to execute our divestitures of the remaining assets held for sale;

•	our ability to complete planned acquisitions and divestitures, to integrate acquisitions and to offset unexpected costs or expenses associated with acquisitions or dispositions;

•	changes in the prices of raw materials and sourced products and our ability to obtain raw materials and sourced products in a timely manner;

•	the risks inherent to our foreign operations, including foreign exchange fluctuations, exchange controls and pricing restrictions;

•	a failure of one of our key information technology systems, networks, processes or related controls or those of our service providers;

•

the impact of United States and foreign regulations on our operations, including including the escalation of tariffs on imports into the U.S. and exports to Canada, China and the European Union and environmental remediation costs;

•	the potential inability to attract, retain and motivate key employees;

•	the resolution of tax contingencies resulting in additional tax liabilities;

•	product liability, product recalls or related regulatory actions;

•	our ability to protect intellectual property rights;

•	significant increases in the funding obligations related to our pension plans; and

•	other factors listed from time to time in our filings with the Securities and Exchange Commission, including, but not limited to, our Annual Report on Form 10-K.

The information contained in this press release and the tables is as of the date indicated. The company assumes no obligation to update any forward-looking statements as a result of new information, future events or developments.

221 River Street	NASDAQ: NWL
Hoboken, NJ 07030	www.newellbrands.com
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NEWELL BRANDS INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

(Amounts in millions, except per share data)

	For the three months ended March 31,
	2019	2018	% Change
Net sales	$1,712.1	$1,811.5	(5.5)%
Cost of products sold	1,168.3	1,206.2

GROSS PROFIT	543.8	605.3	(10.2)%
% of sales	31.8%	33.4%

Selling, general and administrative expenses	517.9	626.3	(17.3)%
	30.2%	34.6%

Restructuring costs, net	10.9	5.4

OPERATING INCOME (LOSS)	15.0	(26.4)	156.8%
% of sales	0.9%	(1.5)%
Nonoperating expenses:
Interest expense, net	80.2	116.1
Other (income) expense, net	23.3	(1.4)

	103.5	114.7

LOSS BEFORE INCOME TAXES	(88.5)	(141.1)	37.3%

% of sales	(5.2)%	(7.8)%

Income tax benefit	(16.7)	(86.4)
Effective rate	18.9%	61.2%

LOSS FROM CONTINUING OPERATIONS	(71.8)	(54.7)	(31.3)%

% of sales	(4.2)%	(3.0)%

Income (loss) from discontinued operations, net of tax	(79.4)	108.0

NET INCOME (LOSS)	$(151.2)	$53.3	(383.7)%

% of sales	(8.8)%	2.9%
Weighted average common shares outstanding:
Basic	423.0	486.0
Diluted	423.0	486.0
Earnings (loss) per share:
Basic:
Loss from continuing operations	$(0.17)	$(0.11)
Income (loss) from discontinued operations	(0.19)	0.22

NET INCOME (LOSS)	$(0.36)	$0.11	(427.3)%
Diluted:
Loss from continuing operations	$(0.17)	$(0.11)
Income (loss) from discontinued operations	(0.19)	0.22

NET INCOME (LOSS)	$(0.36)	$0.11	(427.3)%
Dividends per share	$0.23	$0.23

NEWELL BRANDS INC.

RECONCILIATION OF GAAP AND NON-GAAP INFORMATION (UNAUDITED)

CERTAIN LINE ITEMS

(Amounts in millions, except per share data)

	For the three months ended March 31, 2019
	GAAP Measure	Restructuring and restructuring related costs [1]	Acquisition amortization and impairment [2]	Transactions and related costs [3]	Other items [4]	Non-GAAP Measure
	Reported					Normalized*	Percentage of Sales
Net sales	$1,712.1	$—	$—	$—	$—	$1,712.1
Cost of products sold	1,168.3	(1.2)	—	—	(0.6)	1,166.5	68.1%
Gross profit	543.8	1.2	—	—	0.6	545.6	31.9%
Selling, general and administrative expenses	517.9	(5.2)	(33.0)	(6.4)	(0.7)	472.6	27.6%
Restructuring costs, net	10.9	(10.9)	—	—	—	—
Operating income	15.0	17.3	33.0	6.4	1.3	73.0	4.3%
Non-operating (income) expenses, net	103.5	—	—	—	(17.9)	85.6
Income (loss) before income taxes	(88.5)	17.3	33.0	6.4	19.2	(12.6)
Income tax provision (benefit) [5]	(16.7)	3.1	6.2	1.2	(0.6)	(6.8)
Income (loss) from continuing operations	(71.8)	14.2	26.8	5.2	19.8	(5.8)
Income (loss) from discontinued operations, net of tax	(79.4)	0.3	147.0	(3.8)	2.6	66.7
Net income (loss)	$(151.2)	$14.5	$173.8	$1.4	$22.4	$60.9
Diluted earnings per share**	$(0.36)	$0.03	$0.41	$—	$0.05	$0.14

*	Normalized results are financial measures that are not in accordance with GAAP and exclude the above normalized adjustments. See below for a discussion of each of these adjustments.
**	Adjustments and normalized earnings per share are calculated based on diluted weighted average shares of 423.4 million shares for the three months ended March 31, 2019.

Totals may not add due to rounding.

[1]	Restructuring and restructuring related costs of $17.6 million ($0.3 million of which is reported in discontinued operations).
[2]	Acquisition amortization costs of $33.0 million; impairment charges of $174.7 million (reported in discontinued operations) related to goodwill and other intangible assets of businesses held for sale.
[3]

Divestiture costs of $8.4 million ($3.4 million of which is reported in discontinued operations) primarily related to the planned divestitures of The United States Playing Cards Company, Process Solutions and Commercial and Consumer Solutions businesses and acquisition related costs of $1.4 million; net gain on disposition of $5.2 million (reported in discontinued operations) for working capital adjustments related to the sale of the Waddington, Jostens and Fishing businesses.

[4]

Loss of $17.1 million due to changes in the fair value of certain investments; Argentina hyperinflationary adjustment of $4.5 million ($3.0 million of which is reported in discontinued operations); $0.6 million of other charges, primarily related to fees for certain legal proceedings and tax adjustment of $4.3 million primarily related to foreign and state tax impacts of offshore earnings.

[5]

The Company determined the tax effect of the items excluded from normalized results by applying the estimated effective rate for the applicable jurisdiction in which the pre-tax items were incurred, and for which realization of the resulting tax benefit, if any, is expected. In certain situations in which an item excluded from normalized results impacts income tax expense, the Company uses a “with” and “without” approach to determine normalized income tax expense.

NEWELL BRANDS INC.

RECONCILIATION OF GAAP AND NON-GAAP INFORMATION (UNAUDITED)

CERTAIN LINE ITEMS

(Amounts in millions, except per share data)

	For the three months ended March 31, 2018
	GAAP Measure	Restructuring	Acquisition	Transactions		Non-GAAP Measure
		and restructuring	amortization	and			Percentage
	Reported	related costs [1]	and impairment [2]	related costs [3]	Other items [4]	Normalized*	of Sales
Net sales	$1,811.5	$—	$—	$—	$—	$1,811.5
Cost of products sold	1,206.2	—	—	—	2.8	1,209.0	66.7%
Gross profit	605.3	—	—	—	(2.8)	602.5	33.3%
Selling, general and administrative expenses	626.3	—	(33.5)	(7.5)	(27.6)	557.7	30.8%
Restructuring costs, net	5.4	(5.4)	—	—	—	—
Operating income (loss)	(26.4)	5.4	33.5	7.5	24.8	44.8	2.5%
Non-operating (income) expenses, net	114.7	—	—	0.6	(0.2)	115.1
Income (loss) before income taxes	(141.1)	5.4	33.5	6.9	25.0	(70.3)
Income tax provision (benefit) [5]	(86.4)	1.0	8.0	1.6	5.9	(69.9)
Income (loss) from continuing operations	(54.7)	4.4	25.5	5.3	19.1	(0.4)
Income from discontinued operations, net of tax	108.0	3.9	24.1	2.2	0.1	138.3
Net income	$53.3	$8.3	$49.6	$7.5	$19.2	$137.9
Diluted earnings per share**	$0.11	$0.02	$0.10	$0.02	$0.04	$0.28

*	Normalized results are financial measures that are not in accordance with GAAP and exclude the above normalized adjustments. See below for a discussion of each of these adjustments.
**	Adjustments and normalized earnings per share are calculated based on diluted weighted average shares of 487.0 million shares for the three months ended March 31, 2018.
Totals may not add due to rounding.
[1]	Restructuring costs primarily associated with the Accelerated Transformation Plan of $7.9 million ($2.5 million of which is reported in discontinued operations).
[2]	Acquisition amortization costs of $65.1 million ($31.6 million of which is reported in discontinued operations).
[3]

Acquisition related costs of $5.6 million; divestiture costs of $4.8 million ($2.9 million of which is reported in discontinued operations) primarily related to the planned divestitures of Goody®, Jostens, Pure Fishing, The United States Playing Cards Company, Process Solutions and Commercial and Consumer Solutions businesses and gain on disposition of $0.6 million for a working capital adjustment related to the Tools business.

[4]

Fire-related losses, net of insurance recoveries of $(2.8) million in the Writing business; $21.6 million of bad debt related to a customer in the Baby business; $6.0 million of costs related to the proxy contest; and $0.3 million of pension settlement costs ($0.1 million of which is reported in discontinued operations).

[5]

The Company determined the tax effect of the items excluded from normalized results by applying the estimated effective rate for the applicable jurisdiction in which the pre-tax items were incurred, and for which realization of the resulting tax benefit, if any, is expected. In certain situations in which an item excluded from normalized results impacts income tax expense, the Company uses a “with” and “without” approach to determine normalized income tax expense.

NEWELL BRANDS INC.

CONSOLIDATED BALANCE SHEETS (UNAUDITED)

(Amounts in millions)

	At March 31, 2019	At December 31, 2018 [1]
Assets
Current assets
Cash and cash equivalents	$364.1	$495.7
Accounts receivable, net	1,606.1	1,850.7
Inventories, net	1,799.0	1,583.1
Prepaid expenses and other current assets	290.8	275.6
Current assets held for sale	3,456.1	3,535.2

Total current assets	7,516.1	7,740.3
Property, plant and equipment, net	930.7	925.6
Operating lease assets	619.3	—
Goodwill	2,958.3	2,970.2
Other intangible assets, net	5,536.4	5,579.6
Deferred income taxes	216.0	179.7
Other assets	329.3	327.0

TOTAL ASSETS	$18,106.1	$17,722.4

Liabilities and stockholders’ equity
Current liabilities
Accounts payable	$934.9	$1,019.5
Accrued compensation	121.6	159.1
Other accrued liabilities	1,174.4	1,180.6
Short-term debt and current portion of long-term debt	573.6	318.7
Current liabilities held for sale	747.1	734.1

Total current liabilities	3,551.6	3,412.0
Long-term debt	6,694.6	6,696.3
Deferred income taxes	1,000.7	992.7
Operating lease liabilities	547.6	—
Other noncurrent liabilities	1,328.5	1,368.2

Total liabilities	$13,123.0	$12,469.2

Stockholders’ equity
Total stockholders’ equity attributable to parent	4,948.4	5,218.4
Total stockholders’ equity attributable to non-controlling interests	34.7	34.8

Total stockholders’ equity	$4,983.1	$5,253.2

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$18,106.1	$17,722.4

[1]

The unaudited Consolidated Balance Sheet at December 31, 2018 has been revised for immaterial out-of-period adjustments the Company identified during the first quarter of 2019. The Company will disclose additional information when it files its Quarterly Report on Form 10-Q for the three-months period ending March 31, 2019 and a revised Consolidated Statement of Operations for the year ended December 31, 2018 in the 2019 Annual Report on Form 10-K.

NEWELL BRANDS INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

(Amounts in millions)

	For the three months ended March 31,
	2019	2018
Operating Activities
Net income (loss)	$ (151.2)	$53.3
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Depreciation and amortization	86.9	149.8
Impairment of goodwill, intangibles and other assets	174.7	—
Gain from sale of businesses, net	(5.2)	(0.6)
Deferred income taxes	(46.9)	(94.4)
Stock based compensation expense	4.9	10.1
Loss on change in fair value of investments	16.7	—
Other, net	1.6	0.8
Changes in operating accounts excluding the effects of acquisitions and divestitures:
Accounts receivable	245.7	255.9
Inventories	(258.7)	(308.8)
Accounts payable	(106.9)	(285.8)
Accrued liabilities and other	(162.0)	(182.0)

Net cash used in operating activities	$(200.4)	$(401.7)
Investing Activities
Capital expenditures	(58.2)	(95.1)
Other investing activities	(17.5)	(10.2)

Net cash used in investing activities	$(75.7)	$(105.3)
Financing Activities
Net short term borrowings	521.4	602.8
Payments on current portion of long-term debt	(268.2)	—
Payments on long-term debt	(4.6)	(0.7)
Debt issuance and extinguishment costs	(2.7)	—
Cash dividends	(97.7)	(112.6)
Equity compensation activity and other, net	(2.6)	(14.8)

Net cash provided by financing activities	$145.6	$474.7
Exchange rate effect on cash and cash equivalents	(1.1)	5.6

Decrease in cash and cash equivalents	(131.6)	(26.7)
Cash and cash equivalents at beginning of period	495.7	485.7

Cash and cash equivalents at end of period	$364.1	$459.0

NEWELL BRANDS INC.

FINANCIAL WORKSHEET - SEGMENT REPORTING (UNAUDITED)

(Amounts in millions)

	For the three months ended March 31, 2019						For the three months ended March 31, 2018						Year over year changes
		Reported	Reported		Normalized	Normalized		Reported	Reported		Normalized	Normalized			Normalized
		Operating	Operating	Excluded	Operating	Operating		Operating	Operating	Excluded	Operating	Operating	Net Sales		Operating Income
	Net Sales	Income	Margin	Items [1]	Income	Margin	Net Sales	Income	Margin	Items [2]	Income	Margin	$	%	$	%
FOOD AND APPLIANCES	504.1	9.3	1.8%	11.7	21.0	4.2%	534.2	13.4	2.5%	8.3	21.7	4.1%	(30.1)	(5.6)%	(0.7)	(3.2)%
HOME AND OUTDOOR LIVING	626.6	(1.5)	(0.2)%	13.8	12.3	2.0%	669.7	7.8	1.2%	13.1	20.9	3.1%	(43.1)	(6.4)%	(8.6)	(41.1)%
LEARNING AND DEVELOPMENT	581.4	88.5	15.2%	5.5	94.0	16.2%	607.0	66.2	10.9%	24.0	90.2	14.9%	(25.6)	(4.2)%	3.8	4.2%
OTHER	—	—	—%	—	—	—%	0.6	0.9	150.0%	—	0.9	150.0%	(0.6)	(100.0)%	(0.9)	(100.0)%
RESTRUCTURING	—	(10.9)	—%	10.9	—	—%	—	(5.4)	—%	5.4	—	—%	—	—%	—	—%
CORPORATE	—	(70.4)	—%	16.1	(54.3)	—%	—	(109.3)	—%	20.4	(88.9)	—%	—	—%	34.6	38.9%

	$1,712.1	$15.0	0.9%	$58.0	$73.0	4.3%	$1,811.5	$(26.4)	(1.5)%	$71.2	$44.8	2.5%	$(99.4)	(5.5)%	$28.2	62.9%

[1]	Acquisition amortization costs of $33.0 million; $17.3 million of restructuring and restructuring related costs; $6.4 million of transactions and related costs and $1.3 million of other charges
[2]	Acquisition amortization costs of $33.5 million; $24.8 million of other charges; $7.5 million of transactions and related costs and $5.4 million of restructuring and restructuring related costs

NEWELL BRANDS INC.

CORE SALES ANALYSIS BY SEGMENT (UNAUDITED)

(Amounts in millions)

	For the three months ended March 31, 2019					For the three months ended March 31, 2018
		Acquisitions
	2019	and				2018	Divestitures		Increase (Decrease)
	Net Sales	Divestitures, Net	Net Sales	Currency Impact	2019	Net Sales	and Other, Net	2018	Core Sales
	(REPORTED)	[2]	Base Business	[3]	Core Sales [1]	(REPORTED)	[2]	Core Sales [1]	$	%
FOOD AND APPLIANCES	504.1	—	504.1	15.6	519.7	534.2	(0.1)	534.1	(14.4)	(2.7)%
HOME AND OUTDOOR LIVING	626.6	(2.5)	624.1	14.4	638.5	669.7	(12.3)	657.4	(18.9)	(2.9)%
LEARNING AND DEVELOPMENT	581.4	(17.3)	564.1	16.2	580.3	607.0	(17.9)	589.1	(8.8)	(1.5)%
OTHER	—	—	—	—	—	0.6	(0.3)	0.3	(0.3)	(100.0)%

TOTAL COMPANY	$1,712.1	$(19.8)	$1,692.3	$46.2	$1,738.5	$1,811.5	$(30.6)	$1,780.9	$(42.4)	(2.4)%

CORE SALES ANALYSIS BY GEOGRAPHY (UNAUDITED)

	For the three months ended March 31, 2019					For the three months ended March 31, 2018
		Acquisitions
	2019	and				2018	Divestitures		Increase (Decrease)
	Net Sales	Divestitures, Net	Net Sales	Currency Impact	2019	Net Sales	and Other, Net	2018	Core Sales
	(REPORTED)	[2]	Base Business	[3]	Core Sales [1]	(REPORTED)	[2]	Core Sales [1]	$	%
NORTH AMERICA	1,183.8	(18.0)	1,165.8	3.7	1,169.5	1,221.4	(16.8)	1,204.6	(35.1)	(2.9)%
EUROPE, MIDDLE EAST, AFRICA	240.6	(0.8)	239.8	19.4	259.2	267.8	(6.9)	260.9	(1.7)	(0.7)%
LATIN AMERICA	132.1	(1.0)	131.1	15.1	146.2	159.9	(0.9)	159.0	(12.8)	(8.1)%
ASIA PACIFIC	155.6	—	155.6	8.0	163.6	162.4	(6.0)	156.4	7.2	4.6%

TOTAL COMPANY	$1,712.1	$(19.8)	$1,692.3	$46.2	$1,738.5	$1,811.5	$(30.6)	$1,780.9	$(42.4)	(2.4)%

[1]

“Core Sales” provides a consistent basis for year-over-year comparisons in sales as it excludes the impacts of acquisitions, completed divestitures, retail store openings and closings, changes in foreign currency. Core Sales Increases/(Decreases) excludes the impact of currency, acquisitions and divestitures.

[2]

Divestitures include the exit of a distribution agreement with FireAngel (formerly Sprue Aegis) during the first quarter of 2018, the transition of direct sales to a licensing arrangement for Graco® within the European region entered into during the third quarter of 2018, the removal of specialized writing sales associated with the Bond® brand in anticipation of exiting the business, the planned exit of the distributorship of Uniball® products and, consistent with standard retail practice, net sales from retail stores planned to be closed.

[3]

“Currency Impact” represents the effect of foreign currency on 2019 reported sales and is calculated as the difference between the 2019 reported sales and by applying the prior year average monthly exchange rates to the current year local currency sales amounts (excluding acquisitions and divestitures).

NEWELL BRANDS INC.

RECONCILIATION OF NON-GAAP MEASURES

Core Sales Outlook

	For the three months ending June 30, 2019
Estimated net sales change (GAAP)	-5%	to	-2%
Add: Estimated unfavorable foreign exchange and divestitures [1] [2]	3%	to	2%
Core sales change (NON-GAAP)	-2%	to	0%

[1]

“Currency Impact” represents the estimated effect of foreign currency on 2019 projected sales and is calculated as the difference between the 2019 reported sales vs 2019 sales when applying the prior year average monthly exchange rates to the current year local currency sales amounts (excluding acquisitions and divestitures).

[2]

Divestitures include the exit of a distribution agreement with FireAngel (formerly Sprue Aegis) during the first quarter of 2018, the transition of direct sales to a licensing arrangement for Graco® within the European region entered into during the third quarter of 2018, the removal of specialized writing sales associated with the Bond® brand in anticipation of exiting the business, the planned exit of the distributorship of Uniball® products and, consistent with standard retail practice, net sales from retail stores planned to be closed.